Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal 2023 First-Quarter Results

OVERLAND PARK, Kan. (Feb. 7, 2023) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal 2023 first-quarter results.

MANAGEMENT COMMENTARY

“Compass Minerals is off to a mixed start in fiscal year 2023. While we saw improved results within our Salt business and made progress on our strategic priorities, weak demand in our Plant Nutrition segment and cost pressures are tempering our financial performance and outlook," said Kevin S. Crutchfield, president and CEO. "Consolidated sales revenue, operating earnings, and adjusted EBITDA for the quarter all increased year over year. From a strategic standpoint, we were successful in realizing an improvement in the profitability of our Salt business during the quarter, and saw meaningful progress within one of our key growth pillars with Fortress announcing the addition of two aerial fire retardants to the U.S. Forest Service's Qualified Product List. In the lithium business, we closed the strategic equity placement with Koch Minerals & Trading during the quarter, providing funding for a substantial portion of phase-one lithium development while enhancing our financial standing. As we look forward to the rest of the year, we are focused on maintaining and improving upon the operational performance we've achieved and navigating the uncertain short-term price and demand dynamics related to our premium sulfate of potash fertilizer business. We will also address the challenges being caused by cost pressures across the business by executing on opportunities to reduce our cost structure where appropriate."

Mr. Crutchfield continued, “We are committed to building a foundation for long-term value creation here at Compass Minerals. We're making important strides in our efforts to accelerate growth and reduce weather dependency through expansion of our essential minerals portfolio into adjacent, high-growth markets while optimizing the earnings potential of our existing businesses. As we execute on our plans, I am confident that we will unlock the significant value embedded in our company."

FISCAL 2023 FIRST-QUARTER HIGHLIGHTS

•Generated 6% year-over-year growth in consolidated revenue driven by strong pricing in both Salt and Plant Nutrition businesses and improved Salt volumes;
•Continued on path to fully restoring Salt segment profitability to historic levels with first quarter operating earnings and EBITDA increasing 17% and 7%, respectively, year over year on a per-ton basis;
•Closed the gross $252 million strategic equity investment by Koch Minerals & Trading LLC (KM&T) with $200 million in proceeds expected to fund the first two years of phase-one lithium development; remaining net proceeds used to pay down debt during the quarter; and

Compass Minerals Reports First Quarter Earnings

•Progressed Fortress North America (Fortress), a next-generation fire-retardant company of which Compass Minerals owns 45%, toward full commercialization through the qualification of two aerial long-term fire retardants on the U.S. Forest Service’s (USFS) Qualified Product List (QPL).

FINANCIAL RESULTS1

(in millions, except per share data)	Three Months Ended Dec. 31, 2022
Revenue	$352.4
Operating earnings	27.9
Adjusted EBITDA*	61.8
Net loss	(0.3)
Net loss per diluted share	(0.01)
Adjusted net earnings*	(0.1)
Adjusted net earnings* per diluted share	—
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Fiscal 2023 first quarter consolidated revenue grew 6% year over year, driven by higher prices in both business segments and stronger Salt segment sales volumes, partially offset by weaker sales volumes in the Plant Nutrition segment. Consolidated operating earnings of $27.9 million were up 37% from $20.4 million in the corresponding quarter in fiscal 2022, with operating margins improving to 7.9% from 6.2%. Consolidated adjusted EBITDA improved to $61.8 million in the quarter, up 6% year over year. Consolidated adjusted EBITDA margin was essentially flat at 17.5% compared to 17.6% last year.

SALT BUSINESS SUMMARY

Salt fiscal 2023 first-quarter revenue totaled $308.1 million, up 12% year over year, driven by a 10% increase in average sales price and a 2% increase in segment sales volumes. Management's commercial focus on value over sales volume during the recent highway bidding season was evident in the Salt segment results, which showed improvement toward profitability more in line with historical levels, driven in part by highway deicing average selling price for the period increasing 12% year over year to $65.60 per ton. Average winter weather enabled the Salt segment to show volume growth year over year despite the company narrowing its service market to higher margin geographies, with highway deicing sales volumes up 3% year over year.

Consumer and industrial average selling price increased 9% from the prior year driven by continued price increases across most product categories, while sales volumes were down
1 All amounts in this press release represent results from continuing operations, except for amounts pertaining to the fiscal 2022 condensed consolidated statements of cash flows which include results from discontinued operations, unless otherwise noted.

Compass Minerals Reports First Quarter Earnings

2% year over year due to timing of water care sales and slightly weaker consumer deicing demand.

For the segment, per-unit distribution costs rose 14% year over year, reflecting higher fuel and logistics costs. Operating costs per ton were up 6% year over year due to the inflationary environment over the last year.

Higher average sales prices and sales volumes tempered by increased costs resulted in operating earnings increasing 20% year over year to $47.1 million, while also driving increased EBITDA to $61.0 million, up 10% from the prior-year period.

PLANT NUTRITION BUSINESS SUMMARY

Plant Nutrition first-quarter revenue totaled $41.6 million, down 24% year over year. While the average segment sales price for the quarter was up 40% year over year, segment sales volumes were down 46%. A combination of recent drought conditions in California and grower expectations of lower future prices caused many customers to rescind or defer normal levels of fertilizer purchases. Year over year, per-ton distribution costs increased 19%, reflecting increased fuel rates and fewer sales volumes to absorb fixed expenses. Operating costs increased 26% over the comparable quarter in the prior year due primarily to the inflationary environment over the last twelve months.

Despite strong pricing, weak sales volumes and higher costs in the quarter resulted in muted profitability. Operating earnings totaled $11.0 million for the quarter, up from operating earnings of $9.5 million in the prior-year period. EBITDA increased to $19.3 million versus $18.3 million in the comparable period of fiscal 2022.

GROWTH INITIATIVES UPDATE

In December 2022, Fortress announced that its two primary aerial long-term fire retardants had been upgraded to fully qualified status on the USFS QPL, becoming the first new company in over twenty years to reach that milestone. This status change provides positive momentum for the Fortress team ahead of the 2023 wildfire season and allows the USFS, as well as others who use the QPL for purchasing policies, to begin purchasing those approved products for widespread use.

Regarding the development of the company’s lithium brine resource at its Ogden, Utah facility, Compass Minerals remains on track to complete its FEL-2 engineering estimate by the end of the fiscal 2023 second quarter.

CASH FLOW

Net cash provided by operating activities amounted to $2.1 million for the three months ended Dec. 31, 2022, compared to net cash used by operating activities of $14.3 million in the prior year. The improvement year over year is principally due to higher operating earnings and reduced working capital requirements.

Compass Minerals Reports First Quarter Earnings

Net cash used in investing activities was $20.1 million in the first quarter of fiscal 2023 compared to net cash used in investing activities of $41.2 million in the comparable prior-year period, which included approximately $28 million related to the company’s investment in Fortress. Total capital spending for the first quarter of fiscal 2023 was $19.9 million, which included approximately $2 million in capital spending related to the company's lithium growth opportunity.

Net cash provided by financing activities was $117.7 million for the three months ended Dec. 31, 2022, compared to $63.3 million in the comparable prior-year period. The significant items affecting the quarter were closing the $252 million gross ($240.7 million, net of fees) strategic equity investment by KM&T partially offset by debt reduction of $116.1 million.

The company ended the quarter with $432.6 million of liquidity, comprised of $146.1 million in cash and cash equivalents and $286.5 million of availability under its $300 million revolving credit facility.

UPDATED FISCAL 2023 OUTLOOK

The company has provided updated commentary regarding its 2023 financial outlook.

Salt Segment
	Mild Winter[1]	2023 Range[2]	Strong Winter[1]
Highway deicing sales volumes (thousands of tons)	8,000	9,350 - 10,050	11,050
Consumer and industrial sales volumes (thousands of tons)	2,000	2,000 - 2,150	2,150
Total salt sales volumes (thousands of tons)	10,000	11,350 - 12,200	13,200

Revenue (in millions)	$895	$990 - $1,065	$1,125
EBITDA (in millions)	$175	$215 - $255	$275
(1) Mild and Strong Winter scenarios reflect management estimates of the potential impact to the presented line items assuming mild or strong winter weather. The company utilizes an array of information, including historical weather data and sales-to-commitment outcomes, to develop measures that are then applied to its 2023 Range to estimate these amounts.
(2) Range for fiscal 2023 reflects the company's estimated book of business for the period and assumes normalized weather conditions and average historical sales-to-commitment outcomes.

The profitability range for the Salt segment across various weather scenarios remains unchanged from the company's prior guidance. However, at this time, the company's expectation is that results are more likely to come in below the midpoint of the 2023 Range based on higher production costs and below-trend sales to commitment ratios fiscal year-to-date through January in select geographies with relatively heavy commitment levels. Costs are being impacted primarily by higher natural gas costs consumed at the company's Ogden facility.

The company's strategic focus for the Salt segment in 2023 remains improving profitability to historical levels by adjusting its pricing strategy and recalibrating its sales mix to areas where it has natural competitive advantages that result in higher profit margins. For the current

Compass Minerals Reports First Quarter Earnings

deicing season, this resulted in a lower volume of total sales commitments compared to prior-year bid season results, reflecting a prioritization of value over volume.

Plant Nutrition Segment
2023 Range
Sales volumes (thousands of tons)	205 – 270
Revenue (in millions)	$155 - $225
EBITDA (in millions)	$30 - $60

The company’s full-year outlook for Plant Nutrition has declined and widened from its prior guidance range, reflecting lower full-year sales volumes than previously assumed based on year-to-date trends, heightened uncertainty regarding sulfate of potash (SOP) fertilizer pricing and higher production costs.

In the first fiscal quarter, a combination of drought conditions in California, the company's largest market for SOP, and just-in-time customer buying behavior led to sharply lower purchases, resulting in lower-than-expected sales volumes. This dynamic has been followed by torrential rains and flooding in the second fiscal quarter that has created considerable uncertainty regarding whether application rates resembling historical levels will be realized this spring.

Production costs are anticipated to be higher as a result of increased natural gas prices at the company's Ogden facility, driven by supply and demand dynamics in that geography.

Other Assumptions
($ in millions)	2023 Range
Corporate and other expense*	$75 - $80
Depreciation, depletion and amortization	$95 - $105
Interest expense	$50 - $55
Effective income tax rate (excl. valuation allowance)	45% - 50%

Capital expenditures:
Sustaining	$90 - $100
Lithium	$75 - $120
Total	$165 - $220
* Corporate and other expense includes operating expenses of $10 to 12 million related to lithium development and non-cash losses of approximately $5 million related to the equity investment in Fortress; it excludes depreciation, amortization and stock-based compensation.

As the company continues to invest in developing its lithium resource, related operating expenses in the range of $10 million to $12 million are projected for fiscal 2023, versus approximately $8 million in fiscal 2022 – unchanged from its prior forecast.

Projected total capital expenditures for fiscal 2023 have been lowered to a range of $165 million to $220 million, comprised of lithium development capital spending in the range of $75 million to $120 million (funded by proceeds from the recent KM&T transaction) - unchanged

Compass Minerals Reports First Quarter Earnings

from the company's prior estimate - and sustaining capital spending in the range of $90 million to $100 million, down $10 million from the company's prior estimate.

CONFERENCE CALL

Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, Feb. 8, at 9:30 a.m. ET (8:30 a.m. CT). To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 646-960-0469. Replays of the call will be available on the company’s website.

A supporting corporate presentation with fiscal 2023 first quarter results is available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Rick Axthelm
Vice President, Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9111	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements, including, without limitation, statements about expected costs; pricing; efforts to create value, accelerate growth, reduce weather dependency and expand our minerals portfolio; earnings potential; the company's lithium brine development project, including its expected expenses, economics and funding; the company's investment in Fortress; and the company's outlook for fiscal 2023, including its expectations regarding sales volumes, revenue, EBITDA, corporate and other expense, depreciation, depletion and amortization, interest expense, tax rates, and capital expenditures. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These

Compass Minerals Reports First Quarter Earnings

statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the period ended Sept. 30, 2022 and its Quarterly Report on Form 10-Q for the quarter ended Dec. 31, 2022 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted

Compass Minerals Reports First Quarter Earnings

operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation, depletion and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Adjusted operating earnings, adjusted operating earnings margin, adjusted net earnings, and adjusted net earnings (loss) per diluted share are presented as supplemental measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below. Adjusted net earnings (loss) per diluted share is adjusted net earnings (loss) divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below.

Compass Minerals Reports First Quarter Earnings

Reconciliation for Adjusted Net (Loss) Earnings (unaudited, in millions)
	Three Months Ended Dec. 31,
	2022	2021
Net (loss) earnings from continuing operations	$(0.3)	$7.9
Executive transition costs, net of tax(1)	—	2.8
Accrued loss and legal costs related to SEC investigation, net of tax(2)	0.2	2.3
Adjusted net (loss) earnings from continuing operations	$(0.1)	$13.0

Net (loss) earnings from continuing operations per diluted share	$(0.01)	$0.23
Adjusted net earnings from continuing operations per diluted share	$—	$0.38
Weighted-average common shares outstanding (in thousands):
Diluted	39,751	34,089
(1)    The company incurred severance and other costs related to executive transition of $3.3 million ($2.8 million net of tax) for the three months ended Dec. 31, 2021.
(2)    The company recognized costs, net of reimbursements, related to the settled SEC investigation of $0.3 million and $3.1 million ($0.2 million and $2.3 million net of tax) in the three months ended Dec. 31, 2022 and 2021, respectively.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended Dec. 31,
	2022	2021
Operating earnings	$27.9	$20.4
Executive transition costs(1)	—	3.3
Accrued loss and legal costs related to SEC investigation(2)	0.3	3.1
Adjusted operating earnings	$28.2	$26.8
Sales	352.4	331.5
Operating margin	7.9%	6.2%
Adjusted operating margin	8.0%	8.1%
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company recognized costs, net of reimbursements, related to the settled SEC investigation during the three months ended Dec. 31, 2022 and 2021.

Compass Minerals Reports First Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended Dec. 31,
	2022	2021
Net (loss) earnings from continuing operations	$(0.3)	$7.9
Interest expense	13.9	13.9
Income tax expense (benefit)	11.9	(1.2)
Depreciation, depletion and amortization	23.9	28.3
EBITDA from continuing operations	49.4	48.9
Adjustments to EBITDA from continuing operations:
Stock-based compensation - non cash	10.6	3.2
Interest income	(1.1)	(0.3)
Loss (gain) on foreign exchange	2.5	(0.4)
Executive transition costs(1)	—	3.8
Accrued loss and legal costs related to SEC investigation(2)	0.3	3.1
Other expense, net	0.1	0.1
Adjusted EBITDA from continuing operations	61.8	58.4
Adjusted EBITDA from discontinued operations	—	8.6
Adjusted EBITDA including discontinued operations	$61.8	$67.0
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company recognized costs, net of reimbursements, related to the settled SEC investigation during the three months ended Dec. 31, 2022 and 2021.

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended Dec. 31,
	2022	2021
Sales	$308.1	$273.9
Operating earnings	$47.1	$39.4
Operating margin	15.3%	14.4%
EBITDA(1)	$61.0	$55.6
EBITDA(1) margin	19.8%	20.3%
Sales volumes (in thousands of tons):
Highway deicing	2,901	2,807
Consumer and industrial	620	633
Total Salt	3,521	3,440
Average prices (per ton):
Highway deicing	$65.60	$58.34
Consumer and industrial	$190.04	$174.00
Total Salt	$87.51	$79.63
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports First Quarter Earnings

Reconciliation for Salt Segment EBITDA (unaudited, in millions)
	Three Months Ended Dec. 31,
	2022	2021
Reported GAAP segment operating earnings	$47.1	$39.4
Depreciation, depletion and amortization	13.9	16.2
Segment EBITDA	$61.0	$55.6
Segment sales	308.1	273.9
Segment EBITDA margin	19.8%	20.3%

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for sales volumes and prices per short ton)
	Three Months Ended Dec. 31,
	2022	2021
Sales	$41.6	$54.6
Operating earnings	$11.0	$9.5
Operating margin	26.4%	17.4%
EBITDA(1)	$19.3	$18.3
EBITDA(1) margin	46.4%	33.5%
Sales volumes (in thousands of tons)	45	83
Average price (per ton)	$924	$660
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition Segment EBITDA (unaudited, in millions)
	Three Months Ended Dec. 31,
	2022	2021
Reported GAAP segment operating earnings	$11.0	$9.5
Depreciation, depletion and amortization	8.3	8.8
Segment EBITDA	$19.3	$18.3
Segment sales	41.6	54.6
Segment EBITDA margin	46.4%	33.5%

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended Dec. 31,
	2022	2021
Sales	$352.4	$331.5
Shipping and handling cost	107.4	95.7
Product cost	175.0	175.9
Gross profit	70.0	59.9
Selling, general and administrative expenses	42.1	39.5
Operating earnings	27.9	20.4
Other (income) expense:
Interest income	(1.1)	(0.3)
Interest expense	13.9	13.9
Loss (gain) on foreign exchange	2.5	(0.4)
Net loss in equity investee	0.9	0.4
Other expense, net	0.1	0.1
Earnings from continuing operations before income taxes	11.6	6.7
Income tax expense (benefit) from continuing operations	11.9	(1.2)
Net (loss) earnings from continuing operations	(0.3)	7.9
Net loss from discontinued operations	—	(5.5)
Net (loss) earnings	$(0.3)	$2.4

Basic net (loss) earnings from continuing operations per common share	$(0.01)	$0.23
Basic net loss from discontinued operations per common share	—	(0.16)
Basic net (loss) earnings per common share	$(0.01)	$0.07

Diluted net (loss) earnings from continuing operations per common share	$(0.01)	$0.23
Diluted net loss from discontinued operations per common share	—	(0.16)
Diluted net (loss) earnings per common share	$(0.01)	$0.07
Weighted-average common shares outstanding (in thousands):(1)
Basic	39,751	34,060
Diluted	39,751	34,089
(1)Weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends and consist of 514,000 weighted participating securities for the three months ended Dec. 31, 2022, and 430,000 weighted participating securities for the three months ended Dec. 31, 2021.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	Dec. 31,	Sept. 30,
	2022	2022
ASSETS
Cash and cash equivalents	$146.1	$46.1
Receivables, net	202.2	167.2
Inventories	301.0	304.4
Other current assets	35.4	44.3
Property, plant and equipment, net	774.8	776.6
Equity method investments	45.7	46.6
Intangible and other noncurrent assets	259.5	258.3
Total assets	$1,764.7	$1,643.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$—	$—
Other current liabilities	218.7	233.1
Long-term debt, net of current portion	832.1	947.6
Deferred income taxes and other noncurrent liabilities	204.1	206.4
Total stockholders' equity	509.8	256.4
Total liabilities and stockholders' equity	$1,764.7	$1,643.5

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended Dec. 31,
	2022	2021
Net cash provided by (used in) operating activities(1)	$2.1	$(14.3)

Cash flows from investing activities:
Capital expenditures(2)	(19.9)	(14.5)
Investments in equity method investees	—	(28.2)
Other, net	(0.2)	1.5

Net cash used in investing activities	(20.1)	(41.2)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	16.7	162.4
Principal payments on revolving credit facility borrowings	(168.2)	(122.8)
Proceeds from issuance of long-term debt	35.4	32.5
Principal payments on long-term debt	—	(3.3)
Net proceeds from private placement of common stock	240.7	—
Dividends paid	(6.3)	(5.3)
Proceeds from stock options exercised	—	0.2
Shares withheld to satisfy employee tax obligations	(0.3)	—
Other, net	(0.3)	(0.4)

Net cash provided by financing activities	117.7	63.3
Effect of exchange rate changes on cash and cash equivalents	0.3	0.1
Net change in cash and cash equivalents	100.0	7.9
Cash and cash equivalents, beginning of the year	46.1	21.0

Cash and cash equivalents, end of period	146.1	28.9
Less: cash and cash equivalents included in current assets held for sale	—	(8.6)
Cash and cash equivalents of continuing operations, end of period	$146.1	$20.3
(1)Includes cash flows provided by discontinued operations of $5.0 million in 2021.
(2)Includes capital expenditures of $0.7 million related to discontinued operations in 2021.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended Dec. 31, 2022	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$308.1	$41.6	$2.7	$352.4
Intersegment sales	—	2.9	(2.9)	—
Shipping and handling cost	102.7	4.7	—	107.4
Operating earnings (loss)(2)	47.1	11.0	(30.2)	27.9
Depreciation, depletion and amortization	13.9	8.3	1.7	23.9
Total assets (as of end of period)	985.2	456.5	323.0	1,764.7

Three Months Ended Dec. 31, 2021	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$273.9	$54.6	$3.0	$331.5
Intersegment sales	—	2.4	(2.4)	—
Shipping and handling cost	88.4	7.3	—	95.7
Operating earnings (loss)(2)	39.4	9.5	(28.5)	20.4
Depreciation, depletion and amortization	16.2	8.8	3.3	28.3
Total assets (as of end of period)	1,035.4	445.3	206.7	1,687.4
(1)    Corporate and other includes corporate entities, records management operations, equity method investments and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, lithium-related expenditures, as well as costs for the human resources, information technology, legal and finance functions.
(2)    Corporate operating results include costs, net of reimbursements, related to the settled SEC investigation of $0.3 million and $3.1 million for the three months ended Dec. 31, 2022 and 2021, respectively. In addition, the three months ended Dec. 31, 2021 include executive transition costs of $3.3 million.